Exhibit 10.23

                                 LABOR AGREEMENT

     This Agreement, dated this 21th day of May, 1995, made and entered into by and between Morgan Products Ltd., hereinafter referred to as the "Company", and Teamsters "General", Local Union No. 200, hereinafter referred to as the "Union."


                         ARTICLE I  -  UNION RECOGNITION

     The Union shall be the sole collective bargaining representative of all truck drivers in the employ of the Company.

     The Company has the right of employing all new employees. New employees, during the first sixty (60) day period of employment, shall be considered as probationary employees subject to the sole judgment of the Company as to their retention or dismissal. The Company shall have no obligation to re-employ probationary employees laid off during said sixty (60) days. Employees retained at the expiration of their probationary period shall be considered regular employees and be credited with sixty (60) days of seniority.

     The Company agrees that as a condition of employment all eligible employees shall become members of the Union within sixty (60)days after the execution of this Agreement or within sixty (60) days after his hire, as the case may be.
All employees who become members of the Union shall remain members of the Union during the life of the Agreement by tendering the periodic dues, initiation fees, and uniform assessments required as a condition of acquiring and maintaining membership.

     The Company will, for those employees who desire it, deduct the monthly dues, initiation fees and uniform assessments as now approved by the International Union from the employees first pay check of each month. Employees shall signify their desire for the said deduction by an individual authorization card signed by the employee. Said deduction shall continue for the life of this Agreement and shall endure from year to year thereafter provided that at the expiration of this and any subsequent Agreement between Morgan Products Ltd. and Teamsters "General", Local Union No. 200 there shall be a sixty (60) day, but not more than seventy-five (75) day, escape period during which the employee may rescind his authorization for such deductions by written notice to both the Company and the Union. Deductions thus made shall be mailed to the duly authorized officer of the Union within five (5) days after such deductions are made.

     The Union agrees to hold the Employer harmless for any action required to be taken by the Employer pursuant to the provisions of this Article of the Agreement that has been required of the Employer by the Union in writing.

                          ARTICLE II - LEAVE OF ABSENCE

     Reasonable leave of absence, up to but not to exceed thirty (30) days, may be granted to any employee in case of any justifiable cause. Absence from duty because of Union business may be granted without pay by the Company provided sufficient notice is given to the Company and provided that such absence does not interfere with plant operations.

     Any employee desiring a leave of absence, or an extension of a leave of absence, from the job shall secure written permission from the Company. Failure to comply with this provision from the Company shall result in complete loss of seniority rights of the employee involved. Inability to work because of proven sickness or injury shall not result in the loss of seniority rights.


                             ARTICLE III - DISCHARGE

     Before discharge, the employee shall be given one (1) warning notice: such notice shall not remain in effect for a period of more than twelve (12) months, and shall be in writing with a copy to the Union, except no warning notice is needed if discharge is due to dishonesty, drunkenness, or recklessness while on duty, abusing equipment or the carrying of unauthorized passengers.

     Any employee may request an investigation as to the discharge. Should such investigation prove that an injustice has been done an employee, he shall be reinstated and compensated at his usual rate of pay while he has been out of work. Appeal from discharge must be taken within ten (10) workdays by written notice and a decision reached within fifteen (15) workdays from the date of discharge. If no decision has been reached within fifteen (15) workdays, the case shall then be taken up as provided for in Article IV of this Agreement.


                     ARTICLE IV - GRIEVANCE AND ARBITRATION

     For the purpose of this Agreement, a grievance is defined as any dispute or disagreement between an employee or employees and the Company or the Union and the Company as to the interpretation or application of this Agreement. All grievances shall be resolved in an orderly manner as provided in this Article.

     STEP 1. An employee grievance shall first be taken up by conference between the aggrieved employee and the Supervisor.

     STEP 2. If the grievance is not settled in Step 1, it shall be the responsibility of the aggrieved employee to reduce any grievance to writing on the regular grievance form not later than ten (10) working days from the Step 1 conference and submit it to the Supervisor. The Supervisor will set up a meeting between the grievant and an officials of the Union, along with Supervisor and the Human Resources Representative within five (5) working days.

     STEP 3. If the grievance is not resolved in Step 2, the Federal Mediation and Conciliation Service may be requested to supply a panel of seven (7) Arbitrators by either party within two (2) weeks. The parties will thereafter meet or otherwise confer to select the Arbitrator. The Union and the Company shall each have the right to strike three (3) names, the last remaining named person shall be the Arbitrator.
- Time limits set forth above may be extended by mutual written agreement of the parties.
- The Arbitrator so selected shall schedule a prompt hearing at which time he shall have the power to make determinations of facts of the questions submitted to him and apply them to the provisions of the Agreement alleged to have been violated.
- No arbitrator shall have the jurisdiction or authority to add to, take from, nullify or modify any of the terms of this Agreement or to impair any of the rights reserved to the parties under the terms thereof.
- The decision of the Arbitrator shall be in writing and shall be final and binding upon the Company, Union and the affected employees.
- In the event an arbitrator awards back pay, the following shall govern: Any Unemployment Compensation received by the employee or interim earnings verified by the Company shall be applied to offset any back pay.
- The Company and the Union shall be responsible for one-half of the expenses and fees of an arbitrator designated under this Article.

     There shall be no authorized strikes or lockouts during the life of this Agreement.

                             ARTICLE V - POST NOTICE

     The Union shall have the right to post notice of meetings and other Union activities in Company garages and employees lunchrooms, or on the Company's bulletin board.

                         ARTICLE VI - NO OTHER AGREEMENT

     The Company agrees that no employee will be asked to make any written or verbal contract which may in any way conflict with the terms of this Agreement.

                         ARTICLE VII  -  UNION BUSINESS

     The Company recognizes the right of the Union to designate a shop steward to handle such Union business as may from time to time be delegated to him by the Union officials. All time so spent by the Union representative shall be paid for by the Company at the affected employee's regular rate of pay if such meeting is held during regular working hours on Company property.

                            ARTICLE VIII - SENIORITY

     Seniority rights by classification shall prevail. A seniority list of employees covered by this Agreement shall be furnished to the Union on request. Any controversy over the seniority standing of any employee on this list shall be referred to the Union and the Company for settlement.

     In reducing the personnel because of lack of work, the last employee hired shall be the first laid off; and in returning to work, the last employee laid off shall be the first to be rehired, provided that the more senior employee is qualified to do the available work. In no case shall any new employees be hired until all old employees are reinstated. In case it is proven an employee younger in seniority performs work when an employee or employees older in seniority are laid off, then all such employees older in seniority shall be entitled to pay for such time worked. In slack periods, employees older in point of seniority shall be entitled to available work in the jurisdiction of Teamsters "General" Local Union No. 200. In filling vacancies or making promotions, preference shall be given to employees according to their seniority standing, wherever qualified.

     All new jobs, vacancies or promotions shall be posted for seven (7) work days prior to operating.

     LOSS OF SENIORITY: Any employee's seniority and employment shall terminate upon the occurrence of any of the following:

     a)   Discharge or voluntary quitting of employment;

     b) Failure to report for work after a layoff within five (5) calendar days after a written notice of recall has been sent by the Company to the employee at his/her last known address on record in the employee's personnel file, with a copy sent to the Union, unless the employee is prevented from so reporting by illness or other satisfactory reason and notifies the Company within the above stated five (5) calendar days of such conditions;

     c) Absence from work due to layoff or absence due to bona fide injury or illness which renders the employee incapable to work shall retain seniority if he returns to work within thirty-six (36) consecutive months after the absence commenced, or within a period equal to the seniority which he had when the absence commenced, whichever is shorter;

     d) Absence from work for two (2) consecutive workdays without notifying the Company, except in cases where it is impossible to notify the Company and such impossibility is supported by evidence presented by the employee which is satisfactory to the Company;

     e) Absence exceeding the period for which a leave of absence has been granted or extended unless the employee's excuse is satisfactory to the Company;

     f) Acceptance of other employment while on leave of absence unless agreed in writing by the Company;

     g)  Retirement.


                           ARTICLE IX - HOURS OF WORK

     It is understood that over-the-road operations come under the Jurisdiction of the Interstate Commerce Commission and that the daily and weekly hours of work shall be governed by the rules and regulations of the Commission.

     Double time shall be paid for all work performed on Sunday.


                      ARTICLE X - WAGES AND CLASSIFICATIONS

     The classifications and rates of pay shall read as follows:

     SEMI TRUCK DRIVERS --

       Effective May 21, 1995                    $.37 cent increase to $13.18/hr
       Effective May 19, 1996                    $.32 cent increase to $13.48/hr
       Effective May 18, 1997                    $.32 cent increase to $13.80/hr


     It is understood and agreed that there may not be work to keep the truckers employed at all times and that the operators of such trucks may perform such other work as may be directed by the Company.

     Over-the-road semi-truck drivers shall receive a night allowance of up to $43.00 for lodging and other expenses incurred for any night spent away from home in connection with services for the Employer. Such drivers shall receive eight (8) hours of pay for each twenty-four (24) hours of layover where such layover is due to unforeseen circumstances such as storm or breakdown or other conditions beyond the control of the employee.


                              ARTICLE XI - HOLIDAYS

     The following shall be observed as holidays: New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, the day before Christmas, Christmas Day and the day before New Year's Day. Each year of this contract there will be a floating holiday which will be mutually agreed to between the driver and the Company.

     All full-time employees who have acquired seniority shall receive eight (8) hours at their respective base rates for the day on which the holiday is observed or celebrated. If a holiday falls within a vacation period, an additional eight (8) hours of pay at the employee's straight-time base rate will be paid to those employees with acquired seniority. Any employee refusing to work on any of the above named holidays when requested shall not be discriminated against for such acts. Any work performed on the above mentioned holidays shall be paid for at double-time the employee's regular base rate of pay for all hours worked in addition to the holiday pay.

     Holiday pay shall be paid only to the employees who work the scheduled workday preceding and the scheduled workday following the holiday except in cases of proven illness or excused absence.

In order for an employee to qualify for holiday pay, he must be in the employ of the Company for a period of not less than sixty (60) days prior to the holiday. This shall only apply to new employees who are serving their sixty (60) day probationary period. Eight (8) hours shall be used for computing weekly over-time for each holiday. This only applies to non-semi drivers.

     If a holiday occurs within thirty (30) days of the date of employee layoff, said employee shall receive holiday pay.

                            ARTICLE XII - CALL-IN PAY

     Employees shall be guaranteed four (4) hours of call-in pay if not put to work when called and eight (8) hours when put to work. This shall not apply in cases of breakdown or events beyond the control of management, or where it is necessary to call in a driver to secure his equipment that should have been secured in his prior tour of duty.

     When the Company requires movement of equipment within the Company's facility and/or maintenance points, it is mutually agreed that the driver will be guaranteed a minimum of four (4) hours of pay or actual time worked, if greater.

                            ARTICLE XIII - VACATIONS

     All employees covered by this Agreement who have been employed for one (1) year shall receive one (1) week of vacation with pay, two (2) weeks of vacation with pay after three (3) years of employment, three (3) weeks of vacation with pay after eight (8) years of employment, four (4) weeks of vacation with pay after fifteen (15) years of employment, and five (5) weeks of vacation with pay after twenty-five (25) years of employment. Said employment is to be with uninterrupted seniority.

     Vacation pay shall be computed on the basis of each individual employee's W-2 earnings for the previous year:

          1    weeks -  2%
          2    weeks -  4%
          3    weeks -  6%
          4    weeks -  8%
          5    weeks - 10%

     During the first year of employment, the employee must work sixty percent (60%) of the total working days in order to obtain his vacation and must have been employed for the full year. During the second and subsequent years, the employee must have worked sixty percent (60%) of the total working days of the year but need not be employed for the full year to be eligible for the vacation. No more than one vacation will be earned in any twelve (12) month period.

     Continuous service for vacation purposes is defined as actual employment from January 1 through December 31. See Schedule "C" explaining transition from existing dates to calendar year.

     All vacations earned must be taken by employees and no employee shall be entitled to vacation pay in lieu of vacation.

     The vacation period shall be bid by seniority. Employees shall be allowed to split their vacations by weeks if they so desire.

     The Employer agrees to allow 15% of his employees with a minimum of one (1) off in any one week for vacation.

     When a holiday falls in a vacation week, the employee shall receive an extra day's pay.

     The Employer shall have the right to designate one (1) week of earned vacation to be used during a plant shutdown. Notice of which week the plant will be shut down and the vacation week which will be used shall be given to the employees as soon as management makes the determination.

     Employees who do not have earned vacation will be eligible for Unemployment Compensation.

     Based on the fact that management may be required to service its customers or obtain needed supplies during the plant shutdown, required driving work shall be offered by seniority to the employees. If all drivers refuse the work, management shall have the right to force employees to work from the bottom up.

     Those employees who work shall be given a full week's work or pay and shall select another week of vacation that does not interfere with another employee's prior picked vacation.

                        ARTICLE XIV - HEALTH AND WELFARE

The parties have agreed to a program of benefits for employees in the bargaining unit and their dependents, a copy of which has been provided to the Union.

          ARTICLE XV - EQUIPMENT, ACCIDENTS AND REPORTS, DANGEROUS WORK

SECTION 1: UNSAFE EQUIPMENT

     The Employer shall not require employees to take out on the streets or highways any vehicle that is not in safe operating condition or equipped with the safety appliances prescribed by law. It shall not be a violation of this Agreement where employees refuse to operate such equipment unless such refusal is unjustified.

SECTION 2: ACCIDENT REPORT

     Any employee involved in any accident shall immediately report said accident and any physical injury sustained. When required by his Employer, the employee, before starting his next shift, shall make out an accident report in writing on forms furnished by the Employer and shall turn in all available names and addresses of witnesses to any accidents. Failure to comply with this provision shall subject such employee to disciplinary action by the Employer.

SECTION 3: DEFECTIVE EQUIPMENT

     Employees shall immediately, or at the end of their shift, report all defects of equipment. Such reports shall be made on a suitable form furnished by the Employer and shall be made in multiple copies, one copy to be retained by the employee. The Employer shall not require any employee to take out equipment that has been found to be in an unsafe operating condition until the same has been approved as being safe by the lessor.

     When the occasion arises where an employee gives written report on forms issued by the Employer alleging a vehicle to be in an unsafe working/operating condition, with which the Employer disagrees, he shall report the matter to the officers of the Union who will discuss the matter with the Employer.


                              ARTICLE XVI - PENSION

1. Effective upon the initiation of this agreement, the Employer shall contribute to the Central States, Southeast and Southwest Areas Pension Fund for Schedule B, the sum of $44.00 per week for each employee covered by this Agreement who has been on the payroll thirty (30) days or more. Effective May 22, 1994, said amount shall be increased to $49.00.

2. This Fund shall be the Central States, Southeast and Southwest Areas Pension Fund. There shall be no other pension fund under this Agreement.

3. By the execution of this Agreement, the Employer binds itself and becomes party to the Trust Agreement establishing the Central States, Southeast and Southwest Areas Pension Fund and authorizes the Employer parties thereto to designate the Employer Trustees as provided under such Agreement, hereby waiving all notice thereof and ratifying all actions already taken or to be taken by such Trustees within the scope of their authority.

4. If an employee is absent because of illness or off-the-job injury and notifies the Employer of such absence, the Employer shall continue to make the required contributions for a period of four (4) weeks. If an employee is injured on the job, the Employer shall continue to pay the required contributions until such employee returns to work; however, such contributions shall not be paid for a period of more than twelve (12) months.

5. Action for delinquent contributions may be instituted by either the Local Union, the Joint Council or the Trustees. Employers who are delinquent must also pay all attorney fees and costs of collections.

6. The Company will provide group insurance coverage for any Company employee retiring under the pension program at the employee's expense. A copy of the current plan has been provided to the Union.


                          ARTICLE XVII - FUNERAL LEAVE

1. In the event of a death in the family, a regular employee will receive up to three (3) days off with pay to attend the funeral, provided that the funeral occurs within the employee's regularly scheduled workweek.

2. The employee's family, for the purposes of section 1, shall mean father, mother, father-in-law, mother-in-law, wife, husband, brother, sister, son or daughter, stepchild, grandfather and grandmother.

3. In the event a regular employee's sister-in-law or brother-in-law dies, said regular employee shall receive one (1) day off with pay to attend said funeral, provided that the funeral occurs within the employee's regularly scheduled workweek.

4. The employee must be prepared to show proof of attendance at such funeral if the Company requests proof.




                       ARTICLE XVIII - MERGER OR TRANSFER

The Employer shall not hire or use extra equipment, other than motor vehicle common carriers, unless his own usable equipment is in use. Drivers of other Employers on trucks hired or contracted for by the Employer, other than motor vehicle common carriers, shall receive not less than the same conditions and terms of this Agreement.


                             ARTICLE XIX - JURY PAY

1.   The Employer agrees to pay the difference between jury pay and the eight
(8) hour day for each day of jury duty.

2. The employee may be required to show proof of jury duty if required by the Employer.

3. The employee shall report for work if released from jury duty by 12:00 noon.


                         ARTICLE XX - MANAGEMENT RIGHTS

     Except as otherwise specifically provided in this Agreement, the management of the Employer's establishment and shop and the direction of the working forces, including but not limited to the right to hire, suspend, discipline or discharge for cause and the right to maintain order and efficiency; the right to reduce the working force or relieve employees from duty because of lack of work or other legitimate reasons; the right to select sources of materials, equipment and the Employer's customers; the right to schedule work, shifts, shift hours and overtime requirements; the right to determine the products to be manufactured, purchased, handled or sold, and the means, methods, processes and schedules of production thereof; the right to introduce new or improved methods or facilities, when and in such manner as it deems it advisable to do so; and the exercise of such other management prerogatives as are not explicitly restricted by the expressed terms of this Agreement shall be vested exclusively in the Employer.


                        ARTICLE XXI - NON-DISCRIMINATION

     The Company and the Union separately and jointly agree that all terms and conditions of this Agreement will be applied equally to all employees regardless of age, race, creed, color, sex, disability, or national origin. Wherein the text of this Agreement words of masculine gender are used, they shall be in-terpreted to denote either masculine or female gender.

     The Company will adhere to and administer all applicable state and federal employment laws.


                       ARTICLE XXII - PROTECTION OF RIGHTS

     Employees shall not be required to make deliveries or pickups which involve crossing lawful primary picket lines. In such cases, the employee shall immediately report to his dispatcher by telephone for instructions.

     The Company agrees to waive its rights to collect damages against the Union in the event of an illegal work stoppage only if the following conditions are met:

     The Union will --

     a) Notify all employees immediately in the event of an illegal work stoppage that the stoppage is unauthorized and in violation of the contract;

     (b) State in writing to employees that the strike is in violation of the Agreement;

     (C) Make every reasonable effort possible to induce employees to cease such acts.


                       ARTICLE XXIII - SEPARABILITY CLAUSE

     If any Article or Section of this Agreement shall be held invalid by operation of law or by any Tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Section should be restrained by the Tribunal pending a final determination as to its validity, the remainder of this Agreement and the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained shall not be affected thereby. In either of the events set forth above, the parties affected thereby shall enter into immediate collective bargaining negotiations, upon request, for the purpose of arriving at a mutually satisfactory replacement for such Article or Section during the period of invalidity or restraint.


                           ARTICLE XXIV - TERMINATION

     This Agreement shall remain in full force and effect from May 21, 1995 until 12:01 a.m. on May 24, 1998, unless not less than sixty (60) days prior to any date of expiration notice is given in writing to the other party by the party desiring a change of termination.IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this XXth day of July, 1995.

     FOR THE COMPANY:                   FOR THE UNION:

     James A. Logerquist                Jerry Loop

     Paul F. Yenter